                                                                      EXHIBIT 21

                       SUBSIDIARIES OF FRESH FOODS, INC.


Chardent, Inc. (DE)
Claremont Restaurant Group, LLC (NC)
Fresh Foods Properties, LLC ( NC)
Fresh Foods Sales, LLC (NC)
Mom `n' Pop's Country Ham, LLC (NC)
Pierre Foods, LLC (NC)
Pierre Leasing, LLC (NC)
Sagebrush of North Carolina, LLC (NC)
Sagebrush of South Carolina, LLC (SC)
Sagebrush of Tennessee, LP (DE)
Spicewood,  Inc. (DE)
Sunshine WSMP, Inc. (FL)